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                     June 24, 2020

       Horacio D. Rozanski
       President and Chief Executive Officer
       Booz Allen Hamilton Holding Corp
       8283 Greensboro Drive
       McLean, Virginia 22102

                                                        Re: Booz Allen Hamilton
Holding Corp
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 8, 2020
                                                            File No. 001-34972

       Dear Mr. Rozanski:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Matthew E. Kaplan